Schedule 13G
CUSIP NO. 930427109		Page 1 of 16

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)1

WageWorks, Inc.

(Name of issuer)

Common Stock, par value $0.001

(Title of class of securities)

930427109

(CUSIP number)

October 9, 2012

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on the following pages)

(Page 1 of 16 Pages)

[1]

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP NO. 930427109	Page 2 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent International Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,682,344
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,682,344
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,682,344
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.07%
12	TYPE OF REPORTING PERSON* CO, IA

SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G

CUSIP NO. 930427109	Page 3 of 16

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent International Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,630,309
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,630,309
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,630,309
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.88%
12	TYPE OF REPORTING PERSON* PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G

CUSIP NO. 930427109	Page 4 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 368,397
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 368,397
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 368,397
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.33%
12	TYPE OF REPORTING PERSON* PN

Schedule 13G

CUSIP NO. 930427109	Page 5 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-A Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 178,278
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 178,278
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 178,278
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.64%
12	TYPE OF REPORTING PERSON* PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G

CUSIP NO. 930427109	Page 6 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-B Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 54,520
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 54,520
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,520
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.20%
12	TYPE OF REPORTING PERSON* PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G

CUSIP NO. 930427109	Page 7 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-C Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 813,586
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 813,586
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 813,586
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.94%
12	TYPE OF REPORTING PERSON* PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G

CUSIP NO. 930427109	Page 8 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-D C.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 129,321
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 129,321
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 129,321
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.47%
12	TYPE OF REPORTING PERSON* PN

Schedule 13G

CUSIP NO. 930427109	Page 9 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-E C.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 86,207
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 86,207
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 86,207
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.31%
12	TYPE OF REPORTING PERSON* PN

Schedule 13G

CUSIP NO. 930427109	Page 10 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners DMC III Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,117
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 23,117
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,117
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08%
12	TYPE OF REPORTING PERSON* PN

Schedule 13G

CUSIP NO. 930427109	Page 11 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners II Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 7,293
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 7,293
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,293
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON* PN

Schedule 13G

CUSIP NO. 930427109	Page 12 of 16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners II-A Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 21,625
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 21,625
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,625
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08%
12	TYPE OF REPORTING PERSON* PN

Schedule 13G
CUSIP NO. 930427109		Page 13 of 16

Item 1.

(a) (b) This statement on Schedule 13G relates to the Reporting Persons’ (as defined in Item 2 below) beneficial ownership interest in WageWorks, Inc. a Delaware corporation (the “Corporation”). The address of the principal executive office of the Corporation is 1100 Park Place, San Mateo, CA 94403-1705, United States.

This Amendment No.1 amends the initial statement on Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on September 7, 2012. This Amendment No.1 is being filed by the reporting persons to amend Item 4. Terms defined in the schedule 13G are used herein as so defined.

Item 2.

(a) (b) (c) This statement is being filed by the following entities:

(1)	Advent International Corporation, a Delaware corporation;

(2)	Advent International Limited Partnership, a Delaware limited partnership;

(3)	Digital Media & Communications III Limited Partnership, a Delaware limited corporation;

(4)	Digital Media & Communications III-A Limited Partnership, a Delaware limited partnership;

(5)	Digital Media & Communications III-B Limited Partnership, a Delaware limited partnership;

(6)	Digital Media & Communications III-C Limited Partnership, a Delaware limited partnership;

(7)	Digital Media & Communications III-D C.V., a Netherlands limited partnership;

(8)	Digital Media & Communications III-E C.V., a Netherlands limited partnership;

(9)	Advent Partners DMC III Limited Partnership, a Delaware limited partnership;

(10)	Advent Partners II Limited Partnership, a Delaware limited Partnership;

(11)	Advent Partners II-A Limited Partnership, a Delaware limited partnership.

The entities listed in subparagraph (1) through (11) above are herein collectively referred to as the “Reporting Persons” and individually as a “Reporting Person.” The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the “Common Stock”) of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 930427109.

Schedule 13G
CUSIP NO. 930427109		Page 14 of 16

Item 3.	Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).

Item 4.	Ownership.

(a) (b) The following table sets forth the aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement (based upon 27,713,354 shares of Common Stock outstanding as of October 4, 2012). The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

Reporting Person	Common	Percentage Of Shares Outstanding	Number of Shares Sold in Past 60 Days
Advent International Corporation (1)(2)	1,682,344	6.07%	623,186
Advent International Limited Partnership (1)	1,630,309	5.88%	603,911
Digital Media & Communications III Limited Partnership (2)	368,397	1.33%	136,464
Digital Media & Communications III-A Limited Partnership (2)	178,278	0.64%	66,040
Digital Media & Communications III-B Limited Partnership (2)	54,520	0.20%	20,196
Digital Media & Communications III-C Limited Partnership (2)	813,586	2.94%	301,374
Digital Media & Communications III-D C.V. Limited Partnership (2)	129,321	0.47%	47,904
Digital Media & Communications III-E C.V. (2)	86,207	0.31%	31,933
Advent Partners DMC III Limited Partnership (1)	23,117	0.08%	8,563
Advent Partners II Limited Partnership (1)	7,293	0.03%	2,701
Advent Partners II-A Limited Partnership (1)	21,625	0.08%	8,011
Total Group	1,682,344	6.07%	623,186

Of the 1,682,344 shares, 472,736 shares are warrants which are immediately exercisable. The allocation of warrants, per fund is as follows:

Digital Media & Communications III Limited Partnership	103,519
Digital Media & Communications III-A Limited Partnership	50,096
Digital Media & Communications III-B Limited Partnership	15,320
Digital Media & Communications III-C Limited Partnership	228,616
Digital Media & Communications III-D C.V.	36,339
Digital Media & Communications III-E C.V.	24,224
Advent Partners DMC III Limited Partnership	6,496
Advent Partners II Limited Partnership	2,049
Advent Partners II-A Limited Partnership	6,077

(1)	Advent International Corporation (“AIC”) is the General Partner of the indicated Reporting Person. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC derives from such power.
(2)	Advent International Corporation (“AIC”) is the General Partner of Advent International Limited Partnership (“AILP”) which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

Schedule 13G
CUSIP NO. 930427109		Page 15 of 16

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [    ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP NO. 930427109		Page 16 of 16

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 19, 2012

Digital Media & Communications III Limited Partnership
Digital Media & Communications III-A Limited Partnership
Digital Media & Communications III-B Limited Partnership
Digital Media & Communications III-C Limited Partnership
Digital Media & Communications III-D C.V. Limited Partnership
Digital Media & Communications III-E C.V. Limited Partnership

By:	Advent International Limited Partnership, General Partner
By:	Advent International Corporation, General Partner
By:	Jarlyth H. Gibson, Compliance Officer*

Advent Partners DMC III Limited Partnership
Advent Partners II Limited Partnership
Advent Partners II-A Limited Partnership
By:	Advent International Corporation, General Partner
By:	Jarlyth H. Gibson, Compliance Officer *

ADVENT INTERNATIONAL CORPORATION
By:	Jarlyth H. Gibson, Compliance Officer*

*For all of the above:

/s/ Jarlyth H. Gibson
Jarlyth H. Gibson, Compliance Officer